Exhibit 99.1

May 10, 2018

GCI Liberty Announces Reincorporation in Delaware

ENGLEWOOD, Colo.—(BUSINESS WIRE)—GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today announced that at 4:02 p.m., New York City time, it completed its reincorporation in the State of Delaware by merging with and into a direct and wholly owned Delaware subsidiary. The reincorporation was approved by shareholders of GCI Liberty at a special meeting of shareholders held on May 7, 2018.

At the effective time of the reincorporation, (i) each share of GCI Liberty Class A common stock issued and outstanding immediately prior to the effective time converted into one share of Series A common stock of the surviving Delaware corporation; (ii) each share of GCI Liberty Class B common stock issued and outstanding immediately prior to the effective time converted into one share of Series B common stock of the surviving Delaware corporation; and (iii) each share of GCI Liberty Series A Cumulative Redeemable Preferred Stock issued and outstanding immediately prior to the effective time converted into one share of Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) of the surviving Delaware corporation.

Following the completion of the reincorporation, former holders of Class A Common Stock, Class B Common Stock and Series A Cumulative Redeemable Preferred Stock of GCI Liberty own the same number of shares of Series A Common Stock, Series B Common Stock and Series A Preferred Stock, respectively, in the surviving Delaware corporation as they owned in the Alaska corporation prior to completion of the reincorporation. As a result of the reincorporation, the dividend rate on the Series A Preferred Stock will increase from 5% to 7%, effective after the next dividend payment date on July 15th.

The reincorporation did not result in any changes to GCI Liberty’s name, ticker symbols, CUSIP numbers, headquarters, business, management, location of offices, assets, liabilities or net worth, other than as a result of the costs incident to the reincorporation merger. Members of GCI Liberty’s management, including all directors and officers, have assumed identical positions with the surviving Delaware corporation.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.

Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.